                                                              Exhibit (b)(4)(vi)


                             GUARANTEED INCOME RIDER

This Rider is effective on the Rider Date. Election of this Rider is irrevocable and may only be terminated as provided in the Termination provisions below. It is a part of, and subject to, the other terms and conditions of the Contract.

DEFINITIONS

ANNUITANT                  For the purposes of this Rider, the first Annuitant
                           named will be referred to as Annuitant and the second
                           Annuitant named, if any, will be referred to as Co-
                           Annuitant. The Annuitant and Co-Annuitant are as designated on the Specifications Page, unless changed.

ELECTION DATE              A date that you may elect to begin guaranteed income
                           payments. An Election Date is the seventh or later
                           Certificate Anniversary following the Rider Date.
                           Following the Step-Up Date, an Election Date is the seventh or later Certificate Anniversary following the Step-Up Date.

INCOME BASE                The amount we will utilize to determine the
                           Guaranteed Income Benefit.

MATURITY DATE              The earliest of the date on which annuity benefits
                           commence, or the date that the Guaranteed Income
                           Benefit is exercised. It is the date specified on the Certificate Specifications Page, unless changed.

RIDER DATE                 The date of issue of this Rider as specified on the
                           Specifications Page.

STEP-UP DATE               The date of the Certificatet Anniversary that you
                           most recently elected to step-up your Income Base to the Contract Value.

CHANGE OF ANNUITANT

The Annuitant may only be changed to an individual that is the same age or younger than the current Annuitant.

GUARANTEED INCOME BENEFIT
This Rider provides for a guaranteed minimum lifetime fixed income benefit. On the date that you exercise the Guaranteed Income Benefit, monthly income is determined by applying the Income Base to the Monthly Income Factors listed in this Rider. If more favorable to the Annuitant(s), monthly income will be determined by applying your Contract Value to the current fixed annuity payment rates in use by the Company on the date the Guaranteed Income Benefit is exercised.

CONDITIONS OF GUARANTEED INCOME BENEFIT
You may exercise the Guaranteed Income Benefit subject to both of the following conditions:

1.       Must be exercised within 30 days immediately following an Election
         Date.

2. Must be exercised no later than the Certificate Anniversary immediately prior to the Annuitant's 85th birthday, or the tenth Certificate Anniversary if later.

INCOME BASE
The Income Base is equal to (a) less (b), where (a) is the sum of all Payments made, accumulated at the Growth Factor starting on the date each Payment is allocated to the Certificate, and (b) is the sum of Income Base reductions on a pro rata basis in connection with partial withdrawals taken, accumulated at the Growth Factor starting on the date each deduction occurs. The Growth Factor is specified on the Specifications Page. The Growth Factor is reduced to 0% once the Annuitant has attained age 85.

An Income Base reduction on a pro rata basis is equal to the Income Base immediately prior to a partial withdrawal multiplied by the percentage reduction in Contract Value resulting from a partial withdrawal.

Following a step-up of the Income Base, the Income Base is equal to the Contract Value on the Step-Up Date. For purposes of subsequent calculation of the Income Base, the Contract Value on the Step-Up Date will be treated as a

Payment made on that date. In addition, all Payments made and all amounts deducted in connection with partial withdrawals prior to the Step-Up Date will not be considered in determination of the Income Base.

If this Rider is added after the Certificate Date, the Income Base is equal to the Contract Value on the Rider Date. For purposes of subsequent calculation of the Income Base, the Contract Value on the Rider Date will be treated as a Payment made on that date. In addition, all Payments made and all amounts deducted in connection with partial withdrawals prior to the Rider Date will not be considered in determination of the Income Base.

The Income Base is also reduced for any Withdrawal Charge remaining on the date that you exercise the Guaranteed Income Benefit. We also reserve the right to reduce the Income Base for any premium taxes that may apply.

The Income Base is used solely for the purposes of calculating the Guaranteed Income Benefit and does not affect your Contract Value.

STEP-UP OF INCOME BASE
Within the 30 days immediately following any Certificate Anniversary, you may elect to step-up the Income Base to the Contract Value on that Certificate Anniversary by sending us a written request. Electing to step-up the Income Base will affect your Election Date.

MONTHLY INCOME FACTORS
The Income Base may be applied to Monthly Income Factors to purchase a guaranteed lifetime income under the following Options:

Option 1:         Life Annuity with a 10-Year Period Certain. We will make
                  payments for 10 years and after that during the lifetime of the Annuitant. No payments are due after the death of the Annuitant or, if later, the end of the 10-year period certain.

Option 2:         Joint and Survivor with 20-Year Period Certain. We will make payments for 20 years and after that during the joint lifetime of the Annuitant and Co-Annuitant. Payments will then continue during the remaining lifetime of the survivor. No payments are due after the death of the survivor of the Annuitant and Co-Annuitant or, if later, the end of the 20-year period certain.

The Monthly Income Factors on the attached tables show, for each $1,000 of Income Base applied, the dollar amount of the monthly income payment for select ages. Monthly Income Factors for ages not shown will be furnished upon request. The Monthly Income Factor used will depend upon the sex and age nearest birthday of the Annuitant and Co-Annuitant, if any. The Monthly Income Factors are based on the 1983 Individual Annuity Mortality Table "a" projected at Scale G with interest at the rate of 3% per annum.

INCOME RIDER FEE
To compensate us for assuming risks associated with the Guaranteed Income Benefit, we charge an annual Income Rider Fee. On or before the Maturity Date, the Income Rider Fee is deducted on each Certificate Anniversary. The amount of the Income Rider Fee is equal to the Rider Fee Percentage shown on the Specifications Page multiplied by the Income Base in effect on that Certificate Anniversary. It is withdrawn from each Investment Option in the same proportion that the value of the Investment Accounts of each Investment Option bears to the Contract Value.

If the Contract Value is totally withdrawn on any date other than the Certificate Anniversary, we will deduct the Income Rider Fee from the amount paid. In the case of a total withdrawal, the Income Rider Fee is equal to the Rider Fee Percentage shown on the Certificate Specifications Page multiplied by the Income Base immediately prior to total withdrawal. The Income Rider Fee will not be deducted during the annuity period. For purposes of determining the Income Rider Fee, the commencement of annuity payments shall be treated as a total withdrawal.

TERMINATION
This Rider will only terminate upon the earliest of (a) the Certificate Anniversary immediately prior to the Annuitant's 85th birthday, or the tenth Certificate Anniversary if later, (b) the total withdrawal of Contract Value, or
(c) the benefit under this Rider is exercised.

MISCELLANEOUS

Except as modified by this Rider, the Definitions, General Provisions and Ownership sections of the Contract also apply to this Rider. If this Rider is added after the Certificate Date, its effective date will be the Rider Date stated in the Specifications Page. If this Rider is added at the time the Certificate is issued, it will be effective on the Certificate Date.


THE MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA


Vice-President

                         TABLE OF MONTHLY INCOME FACTORS

               Amount of monthly payment per $1000 of Income Base

Option 1:  Life Annuity with a 10-Year Period Certain

----------------------------------------------------            -----------------------------------------------------
     Age of                                                           Age of
   Annuitant           Male            Female                       Annuitant           Male             Female
----------------------------------------------------            -----------------------------------------------------
       55              4.21             3.87                            68              5.57              4.99
       56              4.29             3.94                            69              5.71              5.12
       57              4.37             4.00                            70              5.86              5.25
       58              4.45             4.07                            71              6.01              5.39
       59              4.54             4.14                            72              6.16              5.53
       60              4.63             4.21                            73              6.32              5.68
       61              4.73             4.29                            74              6.49              5.84
       62              4.84             4.38                            75              6.65              6.01
       63              4.94             4.47                            80              7.52              6.93
       64              5.06             4.56                            85              8.34              7.88
       65              5.18             4.66                            90              8.98              8.66
       66              5.30             4.76                            95              9.38              9.19
       67              5.43             4.88



Option 2:  Joint and Survivor Life Annuity with a 20-Year Period Certain

                                          Age of Female Co-Annuitant
---------------------------------------------------------------------------------------------------
    Age of
     Male           10 Years        5 Years            Same           5 Years         10 Years
  Annuitant         Younger         Younger            Age             Older           Older
---------------------------------------------------------------------------------------------------
      55              3.32            3.46             3.60             3.74            3.86
      56              3.35            3.50             3.65             3.79            3.92
      57              3.39            3.54             3.70             3.85            3.99
      58              3.42            3.58             3.75             3.91            4.05
      59              3.46            3.63             3.81             3.97            4.12
      60              3.51            3.68             3.86             4.04            4.19
      61              3.55            3.73             3.92             4.11            4.26
      62              3.59            3.79             3.99             4.18            4.34
      63              3.64            3.84             4.05             4.25            4.41
      64              3.69            3.90             4.12             4.33            4.49
      65              3.74            3.96             4.19             4.40            4.57
      66              3.80            4.03             4.27             4.48            4.64
      67              3.85            4.10             4.34             4.56            4.72
      68              3.91            4.17             4.42             4.64            4.79
      69              3.97            4.24             4.50             4.72            4.87
      70              4.04            4.31             4.58             4.80            4.94
      71              4.10            4.39             4.66             4.88            5.01
      72              4.17            4.47             4.74             4.95            5.07
      73              4.24            4.54             4.82             5.02            5.13
      74              4.31            4.62             4.90             5.08            5.19
      75              4.39            4.70             4.97             5.15            5.24
      80              4.77            5.07             5.27             5.38            5.41
      85              5.11            5.32             5.44             5.48            5.49
      90              5.34            5.46             5.50             5.51            5.51
      95              5.46            5.50             5.51             5.51            5.51

Monthly Income Factors for ages not shown will be furnished upon request.